U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

LANE            DAVINA          C.
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   (Last)                           (First)             (Middle)

111 Corporate Office Drive, Suite 400
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                                    (Street)

Earth City,     MO     63045
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   (City)                           (State)              (Zip)

COVENTRY HEALTH CARE, INC.       CVTY
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


DECEMBER 2000
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

SENIOR VICE PRESIDENT
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

COMMON STOCK                            12/8/00        M               6,236      A     5.000                   D
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COMMON STOCK                            12/8/00        S               6,236      D    25.000                   D
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COMMON STOCK                            12/8/00        M              13,753      A     5.000                   D
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COMMON STOCK                            12/8/00        S              13,753      D    25.000     8,823         D
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COMMON STOCK                                                                                      2,563         I    by Managed Acct
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Non-Qualified Stock  $5.0000 12/8/00   M             13,753  10/10/98 7/15/06  Common   13,753   25.000    24,331     D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $5.0000 12/8/00   M              6,236  10/10/98 7/15/07  Common    6,236   25.500    2,399      D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $5.000                                  10/10/98 7/31/08  Common   11,866            11,866      D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $6.6880                                         12/20/09  Common   15,000             15,000     D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $7.1880                                 10/10/98 7/31/08  Common   12,500             12,500     D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $7.5000                                 10/10/98 7/15/06  Common   44,828             44,828     D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $7.5000                                 10/10/98 7/15/07  Common   10,507             10,507     D
Option (right to buy)                                                          Stock
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Non-Qualified Stock  $10.5000                                          7/1/09  Common   45,000             45,000     D
Option (right to buy)                                                          Stock
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
Explanation of Responses:


/S/ DAVINA C. LANE                                              1/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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